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                                                                EXHIBIT 6.1

                             EMPLOYMENT AGREEMENT

        AGREEMENT, made as of this 1st day of January, 1995 between Medical Asset Management, Inc., a Delaware corporation with its principal office at 4447 E. Broadway, Suite 102, Mesa, Arizona 85206 ("Employer"), and John Regan ("Employee").

        WHEREAS, Employer is in the business of providing management services to medical service affiliates; and

        WHEREAS, Employer desires to employ Employee as President of the Employer and Employee wishes to be so employed, all upon the terms and conditions hereafter set forth.

        In consideration of the mutual promises herein contained, it is agreed as follows:

1.      TERMS OF EMPLOYMENT; COMPENSATION

        1.1 Employer hereby employs Employee as President of the Employer for a thirty-six (36) month period commencing January 1, 1995.

        1.2 As consideration of the services to be provided hereunder, Employer shall pay to Employee consideration of:

                (1)     A base salary as follows:

                        (A) On a semi-monthly basis, one-hundred fifty thousand dollars ($150,000) for the twelve (12) month period ending December 31, 1995;

                        (B) On a semi-monthly basis, two-hundred thousand dollars ($200,000) for the twelve (12) month period ending December 31, 1996; and

                        (C) On a semi-monthly basis, two-hundred fifty thousand dollars ($250,000) for the twelve (12) month period ending December 31, 1997.

                (2) Any stock option bonus as the Board of Directors of the Employer sees fit to authorize.



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1.3     In the event of "cause" which shall include competition in violation of this Agreement, pending criminal charges prior to conviction, incapacity due to illness, accident or other disability when the Employee is unable to perform his duties, breach of the terms of the Agreement, personal or professional conduct of Employee which, in the reasonable and good faith judgment of the Employer, injures or tends to injure the reputation of Employer, or gross neglect by the Employee of his duties hereunder, Employer may terminate Employee's employment hereunder and all rights hereunder of Employee shall cease.

1.4 In the event the Employee desires to terminate his employment with the Employer, Employee shall give three (3) months' written notice to the Employer.

2.      EXPENSES, BENEFITS AND MISCELLANEOUS

        2.1 Employer shall reimburse Employee for all authorized actual travel, promotion and entertainment expenses advanced by Employee in the course of his employment. Reimbursement shall be provided upon the submission of receipts by Employee to Employer.

        2.2 Employee will be entitled to any and all Employer-paid benefits as they are made available to senior management. At the present time, Employer is not offering any Employer-paid benefits.

        2.3 If the Employee is terminated through no fault or cause of his own, he will receive the balance of the then base salary due until through the ending date of this Agreement.

        2.4 Employee will be entitled to sick leave and paid holidays as per the Employer policy.

3.      DUTIES OF EMPLOYEE

        3.1 Employee shall perform such duties as are generally associated with his position as President and as may be entrusted to him by the Employer or by resolution of the Board of Directors of the Employer.

        3.2 Employee shall, during the term of this employment, devote one hundred percent (100%) of his professional time and attention to the business of the Employer.

4.      PROHIBITION AGAINST ENGAGING IN COMPETITION

        4.1     Employee shall not, during the term of this Agrement and three
                (3) years thereafter, acquire or hold any interest as stockholder, director, agent or otherwise in or for any corporation in competition with Employer without the consent of the Board of Directors of Employer, and shall not engage in any business competing

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        with that of the Employer in the States of Arizona, California,
        Washington or Alaska.

   4.2 In the event the Employee terminates this Agreement or in the event Employer's employment is terminated by Employee, the Employee shall not, within three (3) years after such termination of employment with Employer, engage in any activity, directory or indirectly, which is in competition with the business of the Employer in the States of Arizona, California, Washington or Alaska.

   4.3 It has been agreed between the parties that, due to the personal nature of the relationship created hereunder, neither party shall be entitled to assign or otherwise transfer the rights or obligations associated with this Agreement without the written consent of the other party.

   4.4 Because of the unique and critical nature of the Employee's position within the Employer, the loss of the Employee to the Employer could not be reasonably compensated by an action at law for damages; and for that reason, Employer is entitled to an injunction and other equitable relief to prevent Employee's breach of this agreement or in the event of a breach of Employee's enforceable fiduciary duties to Employer.

5. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

   Employee shall not, during the term of his employment or at any time thereafter, impart to any competitor of Employer, or other individual or entity, or otherwise use for the purpose of competition with Employer, any proprietary, financial or confidential information he may require in the performance of his duties hereunder.

6. COMPLETE AGREEMENT; ATTORNEYS' FEES; ARIZONA LAW TO GOVERN

   6.1 This Agreement represents the complete understanding between the parties, and no modification of the terms contained herein shall be effective unless in writing and signed by the parties.

   6.2 Should legal action be necessary for the enforcement of any of the terms or conditions contained herein, the prevailing party shall be entitled to reasonable attorneys' fees and court costs from the other party.

   6.3 The law governing this Agreement and any further agreements or contractual relation between the Employer and the Employee shall be the law of the State of Arizona.



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        Executed at Mesa, Arizona on the date first above written.

EMPLOYER:                               EMPLOYEE:

MEDICAL ASSET MANAGEMENT, INC.

By /s/ Dennis Calvert                   /s/ John W. Regan
   ---------------------------          -------------------------
   Dennis Calvert                       John W. Regan
   Senior Vice President




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